EXHIBIT 4.46
THIS DEED OF RELEASE is made this 31st day of December 2007
BETWEEN:
J.I.C. TECHNOLOGY COMPANY LIMITED, a company duly incorporated and existing under the laws of the Cayman Islands and whose registered office is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“JIC”); and
TOP EASTERN INVESTMENT LIMITED, a company duly incorporated and existing under the laws of Hong Kong and whose registered office is at Suites 1506-1508, One Exchange Square, 8 Connaught Place, Hong Kong (“Top Eastern”).
WHEREAS:
(A)	JIC is the holding company of First Rich Holdings Limited (“First Rich”).

(B)	First Rich is the holding company of Top Eastern.

(C)	Top Eastern is the holding company of Jetup Electronic (Shenzhen) Co., Ltd. (“Jetup”).

(D)	There is now due and owing from Top Eastern to JIC the sum of HK$181,200,000 (the “Loan”), being an interest-free loan advanced by JIC to Top Eastern.

(E)	By a Sale and Purchase Agreement dated 24 September 2007 supplemented by a Supplemental Agreement dated 5 October 2007 and further supplemented by a Supplemental Agreement dated 28 November 2007, JIC agreed to sell to Nam Tai Electronics, Inc. (“NTEI”) the equity interest in Jetup free from all liens, charges, encumbrances and adverse interests for the consideration of HK$381,767,378.

(F)	By another Sale and Purchase Agreement dated 24 September 2007 supplemented by a Supplemental Agreement dated 28 November 2007, NTEI agreed to sell to Nam Tai Electronic & Electrical Products Limited (“NTEEP”), among other things, the equity interest in Jetup free from all liens, charges, encumbrances and adverse interests for the consideration of HK$281,930,000.

(G)	NTEI and NTEEP have requested JIC to transfer JIC’s equity interest in Jetup to NTEEP direct by transferring to NTEEP JIC’s equity interest in First Rich, which is the holding company of Top Eastern, which in turn is the holding company of Jetup.

(H)	In order to transfer JIC’s equity interest in Jetup to NTEEP free from all liens, charges, encumbrances and adverse interests in the manner aforesaid, it is necessary for JIC to renounce its right to repayment of the Loan and/or waive repayment of the Loan and/or release Top Eastern from all obligations to repay the Loan or any part thereof to JIC.
NOW THIS DEED WITNESSES AND IT IS AGREED as follows:
1.	In consideration of the premises and in order to enable JIC to transfer its equity interest in Jetup to NTEEP in the manner aforesaid free from all liens, charges, encumbrances and adverse interests, JIC as beneficial owner hereby renounces and disclaims its right to repayment of the Loan by Top Eastern and/or waives repayment of the Loan by Top Eastern and/or releases and discharges Top Eastern from all obligations to repay the Loan or any part or parts thereof to JIC and from all liabilities whatsoever in respect of or related to the Loan.
2.	This Deed shall be governed by and construed in all respects in accordance with the laws of the Cayman Islands and the parties hereby submit to the non-exclusive jurisdiction of the courts of the Cayman Islands.
IN WITNESS WHEREOF the parties have executed this Deed on the day and year first above written.

SEALED with the Common Seal of	)
J.I.C.TECHNOLOGY COMPANY	)
LIMITED and SIGNED byMr. Koo	)	/s/ Koo Ming Kown
Ming Kown, its director in the presence	)
of :- /s/ K. H. Lee	)
K. H. Lee	)
Senior In-House Counsel

SEALED with the Common Seal of	)
TOP EASTERN INVESTMENT	)	/s/ Chui Kam Wai
LIMITED and SIGNED by Mr. Chui	)
Kam Wai, its director in the presence	)
of : /s/ K. H. Lee	)
K. H. Lee
Senior In-House Counsel-

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